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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported) June 30, 1999

                    Winthrop Partners 81 Limited Partnership
             (Exact Name of Registrant as Specified in Its Charter)

                                  Massachusetts
                 (State or Other Jurisdiction of Incorporation)

            0-10404                              04-2720480
   (Commission File Number)         (I.R.S. Employer Identification No.)

5 Cambridge Center, 9th Floor, Cambridge, Massachusetts           02142
      (Address of Principal Executive Offices)                  (Zip Code)

                                 (617) 234-3000
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


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Item 2.  Acquisition or Disposition of Assets

         On June 30, 1999, the Registrant sold its last remaining property which was located in Columbus, Ohio to an unaffiliated third party for a purchase price of $1,020,000. Net proceeds to the Registrant, after satisfaction of closing costs, were approximately $925,000. It is expected that the sale will generate a gain of approximately $400,000 for financial reporting purposes and approximately $550,000 for tax purposes. However, it is expected that all or a significant portion of this gain will be offset by a loss associated with the liquidation of the Registrant. In addition, it is expected that all or a portion of the net proceeds will be distributed to the Registrant's partners during the third quarter of 1999.

         As a result of this sale, all of the Registrant's assets have been liquidated and, pursuant to the terms of the Registrant's agreement of limited partnership, the Registrant will be dissolved.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (b)  Pro Forma Financial Information:

         The required pro forma financial information is omitted as the Columbus, Ohio property was the Registrant's remaining asset. Accordingly, the Registrant would not have had any operations without such property.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 1st day of July, 1999.

                                   WINTHROP PARTNERS 81 LIMITED
                                   PARTNERSHIP

                                   By:  ONE WINTHROP PROPERTIES, INC.
                                        Managing General Partner

                                   By: /s/ Michael L. Ashner
                                      ----------------------
                                           Michael Ashner
                                           Chief Executive Officer